As filed with the Securities and Exchange Commission on January 27, 1997 - Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             TRIPLE S PLASTICS, INC.
             (Exact name of registrant as specified in its charter)
         Michigan                                      38-1895876
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
            14320 South Portage Road, Vicksburg, Michigan 49097-0905
               (Address of Principal Executive Offices) (Zip Code)
               Triple S Plastics, Inc. Employee Stock Option Plan
                            (Full Title of the Plan)
            14320 South Portage Road, Vicksburg, Michigan 49097-0905
                     (Name and address of agent for service)
                          Copies of Communications to:
                                 J. Terry Moran
                    Varnum, Riddering, Schmidt & Howlett LLP
                                  P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                         CALCULATION OF REGISTRATION FEE

Title of             Amount to be              Proposed              Proposed Maximum              Amount of
Securities            Registered               Maximum              Aggregate Offering         Registration Fee
to be Registered                             Offering Price               Price (2)
                                              Per Share (2)
Common Stock          150,000
(No Par Value)        shares(1)                 $6.6875                 $1,003,125                  $200.63


(1) Represents the number of additional shares of Common Stock authorized for issuance under the Triple S Plastics, Inc. Employee Stock Option Plan, as amended (the "Plan").
(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $6.6875 per share, the average of the high and low sales prices for the Common Stock of Triple S Plastics, Inc. in the NASDAQ National Market on January 22, 1997, in accordance with Rule 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


         This Registration Statement is filed for the purpose of registering 150,000 additional shares of Company Common Stock issuable under the terms of the Company's Employee Stock Option Plan. The Company's Registration Statement on Form S-8 (No. 33-83214), which registered the initial 150,000 shares available for issuance thereunder, is hereby incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vicksburg, State of Michigan, on the 22nd day of January, 1997.



                                  TRIPLE S PLASTICS, INC.


                                  By /s/ Daniel B. Canavan
                                  Daniel B. Canavan, Principal Executive Officer




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel B. Canavan and Robert D. Monk, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on January 22, 1997, by the following persons in the capacities indicated.


/s/ Daniel B. Canavan                               /s/ Daniel D. Northup
Daniel B. Canavan, Chief Executive Officer,         Daniel D. Northup, Director
Chairman of the Board, and Director

/s/ Victor V. Valentine, Jr.                        /s/ David L. Stewart
Victor V. Valentine, Jr., President and             David L. Stewart, Director
Director

/s/ Robert D. Monk
Robert D. Monk, Principal Financial Officer         A. Chris Schauer, Director

/s/ William J. Stewart
William J. Stewart, Director                        James F. Hettinger, Director

/s/ Catherine A. Taylor
Catherine A. Taylor, Principal Accounting
Officer

                                  EXHIBIT INDEX


       The following exhibits are filed as a part of the Registration Statement:



Item 5            Opinion of Varnum, Riddering, Schmidt & Howlett LLP


Item 23(a)        Consent of BDO Seidman LLP


Item 23(b) Consent of Varnum, Riddering, Schmidt & Howlett LLP - included in Exhibit 5


Item 24           Power of Attorney - included on page S-2 hereof


Item 99           Triple S Plastics, Inc. Employee Stock Option Plan, as Amended

                                                 January 24, 1997



Board of Directors
Triple S Plastics, Inc.
14320 South Portage Road
Vicksburg, MI  49097

            Re: Registration Statement on Form S-8 Relating to the Triple S Plastics, Inc. Employee Stock Option Plan

Dear Gentlemen:

         With   respect  to  the   Registration   Statement  on  Form  S-8  (the
"Registration Statement") filed by Triple S Plastics, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 150,000 additional shares of the Company's common stock, for issuance pursuant to the Company's Employee Stock Option Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 150,000 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and validly authorized, issued and outstanding and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                Very truly yours,

                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

                            /s/ Michael G. Wooldridge

                         Michael G. Wooldridge, Partner







                                    EXHIBIT 5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We  hereby   consent  to  the   incorporation   by  reference  in  this
Registration Statement of our report dated May 9, 1996, relating to the financial statements and schedules of Triple S Plastics, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 1996.





/s/ BDO Seidman, LLP


BDO Seidman, LLP
Kalamazoo, Michigan
January 24, 1997



                               EXHIBIT 23(a)
H:\WPFILES\103-1143

                             TRIPLE S PLASTICS, INC.
                           EMPLOYEE STOCK OPTION PLAN
                      (AS AMENDED EFFECTIVE JULY 25, 1996)


                                    ARTICLE I
                               GENERAL PROVISIONS

     1.1 Purpose and Scope. The purposes of this Plan are to encourage stock ownership by management employees of Triple S Plastics, Inc., to provide them with an additional incentive to contribute to the success of the Company, to encourage such employees to remain in the Company's employ, and to assist the Company in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock.

     1.2 Definitions.   The following words and phrases shall have the following
meanings as used in this Plan:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Committee" means the committee appointed by the Board pursuant to Section 1.3 of this Plan.

                  (c) "Company" means Triple S Plastics, Inc. and any subsidiary corporation or other entity in which Triple S Plastics, Inc. holds a proprietary interest.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Market Value" means the closing sale price reported in the NASDAQ/NMS or, if such value is not available, such other estimate of fair market value as the Committee shall determine.

                  (f) "Qualified Option" means a right to purchase Stock, granted pursuant to this Plan which is intended to qualify as an incentive stock option under Section 422 of the Code.

                  (g) "Option Price" means the purchase price for Stock payable upon exercise of an Option granted under this Plan.

                  (h) "Optionee" means a person to whom an option has been granted under this Plan.

                  (i) "Plan" means this Triple S Plastics, Inc. Employee Stock Option Plan.

                  (j) "Stock" means the common stock of the Company.


                                                    EXHIBIT 99

         1.3      Administration.

                  (a) The Plan shall be administered by a Committee appointed by the Board, consisting of such number of persons as the Board shall determine from time to time. A majority of members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible for the operation of the Plan, and the determination as to persons entitled to participate in the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and binding.

                  (b) The Committee shall consist entirely of members who, during the one year prior to service on the Committee, or during such service, have not been granted or awarded equity securities of the Company (including derivative securities) pursuant to this Plan or any other plan of the Company or any of its affiliates, except for the types of plans set forth in Rule 16b-3(c)(2)(i)(A)-(D) promulgated by the Securities and Exchange Commission.

                  (c) The granting of any Option pursuant to this Plan shall be entirely within the discretion of the Committee, and nothing contained in this Plan shall be interpreted or construed to give any person any right to participate under this Plan.

                  (d) Each person who is or shall have been a member of the Committee shall be defended, indemnified and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

         1.4 Eligibility. The Committee may grant Options at any time, and from time to time, to such employees, including or excluding persons previously granted Options, as the Committee shall determine in its sole and absolute discretion. Options granted simultaneously or at different times need not contain similar provisions.

         1.5 Shares Subject to Plan. The maximum number of shares of Stock subject to Options and Stock Appreciation Rights granted under the Plan shall be 450,000 shares, subject to adjustment as provided in Section 1.7 below. The shares of Stock may be authorized but unissued shares or treasury shares. If any outstanding Option expires or is terminated for any reason before the end of the term for this Plan, the shares of Stock covered by that Option shall be available for Options subsequently granted under this Plan.

         1.6 Terms and Conditions of Option. Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements in such form as the Committee shall approve from time to time, including, without limitation, the following:

                  (a) Option Price. The purchase price per share for Stock under each Option shall be not less than one hundred percent (100%) of the Market Value of a share of the Stock as of the day preceding the date the Option is granted.

                  (b) Time and Method of Payment. The Option Price shall be paid in full at the time an Option is exercised, and may be paid (i) in cash, (ii) by the surrender of shares of Stock owned by the Optionee having a Market Value on the date of exercise equal to the aggregate Option Price, (iii) or a combination of (i) and (ii). Promptly after the exercise of an Option and the payment of the full Option Price, the Optionee shall be entitled to the issuance of a stock certificate evidencing ownership of such Stock.

                  (c) Number of  Shares.   Each Option  shall  state  the  total
         number of shares of Stock to which it pertains.

                  (d) Option Period and Limitations on Exercise of Options. The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. Except as otherwise provided in the Option Agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised for a fractional share of Stock.

                  (e)  Termination  of Employment.  An Optionee's  Options shall terminate as provided in the pertinent Option Agreement upon the termination of his or her employment by the Company; provided, however, the Committee may, in its discretion in any particular case, subsequent to the time of granting of the Option specify that all or part of an Optionee's Options may be exercisable upon such termination or for a certain period of time after termination. Without limiting the discretion of the Committee to devise termination procedures that it deems appropriate in a given case, the Committee may follow one or more of the following policies:

                           (i) to permit an Optionee to exercise all Options that are exercisable as of the date of termination;

                           (ii) to accelerate the vesting of any nonvested Option, in whole or in part, and permit their exercise on termination;

                           (iii) to permit an Optionee to exercise Options after
                  termination during the balance of their original term; or

                           (iv) to permit an Optionee who dies or becomes totally and permanently disabled while employed by the Company to exercise (or have his or her estate, personal representative or beneficiary exercise) Options during the balance of the original term.

                  The decision of the Committee to permit any one or more of the foregoing accelerations or exercises may result in a Qualified Option being treated as a Nonqualified Option for tax purposes, and the Company shall have no responsibility for any adverse tax consequence to the Optionee.

                  (f) Nonassignability. Options shall not be transferable other than by will or by the laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by the Optionee or his guardian or legal representative. The Company may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of any Option with an appropriate restrictive legend and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

         1.7 Effect of Change in Stock Subject to the Plan. The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option and the exercise price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from: (a) a subdivision or consolidation of shares or any other capital adjustment; (b) the payment of a stock dividend; or (c) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or as of the effective date for a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate unless other provisions have been made in any outstanding Option Agreement.

         1.8 Notification of Exercise. Options shall be exercised by written notice directed to the Chief Financial Officer of the Company at the principal executive offices of the Company. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his or her authority to act, in form reasonably satisfactory to the Company.

                                   ARTICLE II
                             QUALIFIED STOCK OPTIONS

         2.1 Terms of Qualified Stock Options. Each Qualified Stock Option granted under the Plan shall be exercisable during a term fixed by the Committee that shall begin no sooner than six (6) months and end no later than ten (10) years after the date the Qualified Stock Option is granted.

         2.2 Limitations on Options. The aggregate Market Value of Stock (determined at the time the Qualified Stock Option is granted) subject to the Qualified Stock Options granted to an employee under this Plan that become exercisable for the first time by such employee during any calendar year may not exceed One Hundred Thousand Dollars ($100,000).

         2.3 Termination of Employment. Subject to Section 1.6(e) above, if an Optionee ceases to be employed by the Company his or her Qualified Stock Options shall terminate immediately, except that if an Optionee's cessation of employment by the Company is a result of retirement with the consent of the Company, the Optionee may exercise outstanding Qualified Stock Options that are otherwise exercisable, at any time within three (3) months after the termination of employment. Subject to Section 1.6(e) above, in the event an Optionee dies while employed by the Company or within three (3) months after having retired with the consent of the Company, the Optionee's heirs or personal representative shall have the right to exercise Qualified Stock Options to the same extent that the deceased Optionee had at the date of death.

         2.4 Continued Employment. Whether military, government, or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.

         2.5 Special Rule for Ten Percent Shareholder. If at the time a Qualified Stock Option is granted, the Optionee owns Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, as determined using the applicable attribution rules of the Code, then the terms of the Option shall specify that the Option price shall be at least one hundred ten percent (110%) of the Market Value of the Stock subject to the Option and such Option shall not be exercisable after the expiration of five
(5) years from the date such Option is granted.

         2.6 Interpretation. In interpreting this Article II of the Plan and the provisions of individual Option Agreements, the Committee and the Board shall be governed by the principles and requirements of the pertinent provisions of the Code and applicable Treasury Regulations.


                                   ARTICLE III
                           NONQUALIFIED STOCK OPTIONS

         3.1 Terms of Nonqualified Options. Each Nonqualified Stock Option granted under the Plan shall be exercisable only during a term fixed by the Committee at the time of grant, not shorter than six (6) months and not longer than ten (10) years following the date of grant.

         3.2 Termination of Employment. Subject to Section 1.6(e) above, the Committee in its discretion may provide such limitations on the exercise of any Nonqualified Stock Option after termination of employment as the Committee deems prudent at the time of grant.

         3.3 Additional Terms. The Committee may add additional terms and conditions to a Nonqualified Stock Option, including, but not limited to, a cash award for any federal tax liability suffered by the Optionee upon the grant and/or exercise of a Nonqualified Stock Option.

                                   ARTICLE IV
                              ADDITIONAL PROVISIONS

         4.1 Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for approval at the first meeting of shareholders held subsequent to the adoption of the Plan. If the shareholders of the Company do not approve the Plan, the Plan shall terminate.

         4.2 Compliance With Other Laws and Regulations. The Plan, the grant and exercise of Options, and the obligation of the Company to sell and deliver shares under Options, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         4.3 Amendments. The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by shareholders, may: (a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan; (b) reduce the Option Price for shares which may be purchased pursuant to Options under the Plan; (c) extend the period during which Options may be granted; or (d) modify the eligibility requirements for participation in the Plan. Other than as expressly permitted under the Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

         4.4 No Rights As Shareholder. No Optionee shall have any rights as a shareholder with respect to any share of Stock subject to his or her Option prior to the date of issuance of a certificate evidencing ownership of such Stock, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in
Section 1.7.

         4.5 Tax Withholding. The exercise of any Option under the Plan is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state, and local laws in connection with such exercise. The exercise of an Option shall not be effective unless applicable withholding shall have been effected or obtained in the following manner. Each Optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means:

                  (a)  Tendering a cash payment;

                  (b) Authorizing the Company to withhold from the Stock otherwise issuable to the Optionee as a result of the exercise of the stock Option a number of shares of Stock having a Market Value as of the date that the amount of tax to be withheld is to be determined ("Tax Date"), which shall be the date of exercise of the Option, less than or equal to the amount of the withholding obligation; or

                  (c) Delivering to the Company unencumbered shares of Stock, owned by the Optionee prior to the date of exercise, having a Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation.

An Optionee's election to pay the withholding tax obligation by means of 4.5(b) above must either: (i) be made at least six months prior to the Tax Date and must be irrevocable for a period of at least six months prior to the Tax Date; or (ii) the exercise of the Option must be effective during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date.

         4.6 Continued Employment Not Presumed. This Plan and any document describing this Plan and the grant of any Option hereunder shall not give any Optionee or other employee a right to continued employment by the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

         4.7 Acceleration. The Board shall have the right, in its sole discretion, to direct the Committee to declare that all Options then outstanding shall become immediately exercisable, notwithstanding any limitations on exercise in Option Agreements, if in the opinion of the Board a change in control of the Company is imminent.

         4.8 Effective Date; Duration. The Plan became effective as of February 1, 1994, and shall expire on January 31, 2004. No Options may be granted under the Plan after January 31, 2004, but Options granted on or before that date may be exercised according to the terms of the Option Agreements and shall continue to be governed by and interpreted consistent with the terms of this Plan

                                  CERTIFICATION

         The foregoing Plan was amended by the Company's Board of Directors on May 24, 1996, subject to subsequent shareholder approval.


                                                       /s/ Robert D. Monk
                                                       Robert D. Monk, Secretary


MORAN\TRIPLES\N058.016